Exhibit 10.1

THE HOWARD HUGHES CORPORATION
TIME-BASED RESTRICTED STOCK AWARD AGREEMENT
This Time-Based Restricted Stock Award Agreement (this “Agreement”), dated as of <INSERT DATE>, is entered into by and between The Howard Hughes Corporation, a Delaware corporation (and it successors, the “Company”), and <INSERT GRANTEE NAME> (“Grantee”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to those terms in the Company’s 2020 Equity Incentive Plan, as may be amended from time to time (the “Plan”).

WHEREAS, Grantee is an eligible Participant under the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has authorized this grant of restricted stock or has otherwise properly delegated the authority to grant restricted stock to the Chief Executive Officer in accordance with the terms of the Plan.

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

1.Grant of Restricted Shares. The Company hereby grants to Grantee, effective as of the <INSERT GRANT DATE> (the “Date of Grant”), the right to receive <INSERT QUANTITY GRANTED> shares of the Company’s common stock, par value $0.01 per share (the “Restricted Shares”). This Agreement constitutes an Award Agreement under the Plan.

2.Rights of Grantee. The Restricted Shares subject to this grant shall be fully paid and nonassessable and shall be either: (i) represented by certificates held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by Grantee in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares; or (ii) held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares, and endorsed with an appropriate legend referring to the restrictions hereinafter set forth. Grantee shall have the right to vote the Restricted Shares. Upon vesting of the Restricted Shares hereunder, the Grantee: (x) shall receive cash dividends or cash distributions, if any, paid or made by the Company with respect to common shares after the Date of Grant and prior to the vesting of the Restricted Stock; and (y) shall receive any additional Restricted Shares that Grantee may become entitled to receive by virtue of a Restricted Share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company.

3.Restrictions on Transfer of Restricted Shares. The Restricted Shares subject to this grant may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by Grantee, except to the Company, until the Restricted Shares have become nonforfeitable in accordance with Sections 3 and 4 hereof. The Grantee’s rights with respect to such purported transfer in violation of the provisions of this Section 3 of this Agreement shall be null and void, and the purported transferee shall obtain no rights with respect to such Restricted Shares.

4.Vesting of Restricted Shares. Subject to the terms and conditions of Sections 4 and 5 of this Agreement and the applicable provisions of that certain Employment Agreement, dated as of <INSERT DATE> (as amended, the “Employment Agreement”), by and between the Company and the Grantee, the Restricted Shares covered by this Agreement shall vest ratably over a <five-year> period, with <20%> of the Restricted Shares vesting on each of <INSERT VESTING DATES>.

5.Forfeiture of Awards; Retirement. Except as otherwise set forth in the Employment Agreement, Grantee’s rights to receive the unvested Restricted Shares covered by this Agreement shall be forfeited automatically and without further notice on the date that Grantee ceases to be a Participant under the Plan. If Grantee ceases to be a Participant due to his retirement prior to the vesting of all Restricted Shares, then all unvested Restricted Shares shall be forfeited pursuant to this Section 5 unless the Committee has approved, in its sole discretion, the accelerated vesting of all or any portion of the unvested Restricted Shares in connection with Grantee’s retirement.

6.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Restricted Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

7.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

8.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent; further, provided, that Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act.

9.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the plan, have the right to determine any questions which arise in connection with the grant of Restricted Shares.

11.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

12.Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

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Executed in the name and on behalf of the Company to be effective on the date first written above.

THE HOWARD HUGHES CORPORATION
By:
Name:	David O'Reilly
Title	Chief Executive Officer

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Restricted Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

<INSERT GRANTEE NAME> (Grantee)

Acceptance Date:

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